EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-34062) pertaining to the Stock Savings Plan,
(2)	Registration Statement (Form S-3 No. 333-231404) of AT&T and the related Prospectuses,
(3)	Registration Statement (Form S-8 No. 333-152822) pertaining to the AT&T Non-Employee Director Stock Purchase Plan,
(4)	Registration Statement (Form S-8 No. 333-173079) pertaining to the AT&T 2011 Incentive Plan,
(5)	Registration Statement (Form S-8 No. 333-227285) pertaining to the AT&T Stock Purchase and Deferral Plan and Cash Deferral Plan,
(6)	Registration Statement (Form S-8 No. 333-235537) pertaining to the AT&T Savings and Security Plan, the AT&T Puerto Rico Retirement Savings Plan, the AT&T Retirement Savings Plan, and the BellSouth Savings and Security Plan,
(7)	Registration Statement (Form S-8 No. 333-205868) pertaining to the DIRECTV 2010 Stock Plan, the DIRECTV 401(k) Savings Plan, and the Liberty Entertainment, Inc. Transitional Stock Adjustment Plan,
(8)	Registration Statement (Form S-8 No. 333-211303) pertaining to the 2016 Incentive Plan,
(9)	Registration Statement (Form S-8 No. 333-224980) pertaining to the 2018 Incentive Plan, and
(10)	Registration Statement (Form S-8 No. 333-225671) pertaining to the Time Warner Inc. 1999 Stock Plan, the Time Warner Inc. 2003 Stock Incentive Plan, the Time Warner Inc. 2006 Stock Incentive Plan, the Time Warner Inc. 2010 Stock Incentive Plan, the Time Warner Inc. 2013 Stock Incentive Plan, and the Time Warner Savings Plan;

of our reports dated February 25, 2021 (except as to Notes 4 and 5, which are as of June 21, 2021), with respect to the consolidated financial statements of AT&T Inc. included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Dallas, Texas
June 21, 2021